Exhibit 99.1

Revolve Group Announces Fourth Quarter and Full Year 2022 Financial Results

Los Angeles, CA – February 23, 2023 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was the 19th full year since Mike and I founded REVOLVE, and I'm proud of our financial performance and the accomplishments our team delivered in such a dynamic operating environment,” said co-founder and co-CEO Michael Mente. “Our net sales for the year increased 24% to $1.1 billion, we delivered record growth in active customers, and we generated significant profitably and cash flow that further strengthened our balance sheet.”

“While the macroenvironment has become more challenging in recent quarters, we have moved quickly and made progress in balancing our inventory investments while continuing to deliver profitable growth that truly stands out within our sector,” said Mike Karanikolas, co-founder and co-CEO. “We are more excited than ever about the opportunity that lies ahead. With our technology and data-driven culture, financial discipline, operational excellence and innovative team, we believe we are well positioned to continue to take market share.”

Fourth Quarter 2022 Financial Summary

	Three Months Ended December 31,
	2022	2021	YoY Change
	(in thousands, except percentages)
Net sales	$259,153	$239,805	8%
Gross profit	$133,288	$131,464	1%
Gross margin	51.4%	54.8%
Net income	$7,868	$29,382	(73%)
Adjusted EBITDA (non-GAAP financial measure)	$14,137	$34,176	(59%)
Net cash used in operating activities	$(11,015)	$(6,098)	NM
Free cash flow (non-GAAP financial measure)	$(12,278)	$(6,525)	NM

NM - not meaningful

Fourth Quarter 2022 Operational Metrics

	Three Months Ended December 31,
	2022	2021	YoY Change
	(in thousands, except average order value and percentages)
Active customers	2,340	1,840	27%
Total orders placed	1,954	1,755	11%
Average order value	$306	$292	5%

Additional Fourth Quarter 2022 Metrics and Results Commentary

•
Active customers increased by 91,000 during the fourth quarter of 2022, growing to 2,340,000 as of December 31, 2022, an increase of 27% year-over-year. The addition of 500,000 active customers during 2022 represents record active customer growth for a full year by a wide margin.

•
Total net sales were $259.2 million, a year-over-year increase of 8% and representing a three-year compound annual growth rate of 21%.
•
Gross margin was 51.4%, a year-over-year decrease of 339 basis points, primarily reflecting a lower mix of net sales at full price and deeper markdowns in the fourth quarter of 2022 as compared to the fourth quarter of 2021.
•
Our effective income tax rates were 24% and 7% in the fourth quarter of 2022 and 2021, respectively. The unusually low effective tax rate in the prior-year comparable period primarily reflects excess tax benefits as a result of the exercise of non-qualified stock options in the fourth quarter of 2021.
•
Net income was $7.9 million, a year-over-year decrease of 73%, a comparison that was impacted by the lower gross margin referenced above, an increase in operating expenses that outpaced sales growth year-over-year and the meaningful differences in our effective tax rate.
•
Adjusted EBITDA was $14.1 million, a year-over-year decrease of 59%.
•
Diluted earnings per share (EPS) was $0.11, a year-over-year decrease of 72%.

Additional Fourth Quarter 2022 Net Sales Commentary

•
REVOLVE segment net sales were $217.1 million, a year-over-year increase of 9%.
•
FWRD segment net sales were $42.0 million, a year-over-year increase of 5%.
•
Domestic net sales increased 9% year-over-year and international net sales increased 1% year-over-year.

Results Since the End of Fourth Quarter 2022
During the first seven weeks of the first quarter of 2023 ending on March 31, 2023 (January 1, 2023 to February 18, 2023), net sales increased by a mid-single digit percentage year-over-year during the period.

Additional trend information regarding Revolve Group’s fourth quarter and full year 2022 financial results and operating metrics is available in the Q4 and FY 2022 Financial Highlights presentation available on the company’s investor relations website at https://investors.revolve.com.

Full Year 2022 Financial Summary

	Year Ended December 31,
	2022	2021	YoY Change
	(in thousands, except percentages)
Net sales	$1,101,416	$891,390	24%
Gross profit	$592,323	$489,823	21%
Gross margin	53.8%	55.0%
Net income	$58,697	$99,840	(41%)
Adjusted EBITDA (non-GAAP financial measure)	$90,234	$114,585	(21%)
Net cash provided by operating activities	$23,436	$62,313	(62%)
Free cash flow (non-GAAP financial measure)	$18,269	$60,118	(70%)

Full Year 2022 Operational Metrics

	Year Ended December 31,
	2022	2021	YoY Change
	(in thousands, except average order value and percentages)
Active customers	2,340	1,840	27%
Total orders placed	8,304	6,636	25%
Average order value	$304	$271	12%

Additional Full Year 2022 Metrics and Results Commentary

•
Total net sales were $1.1 billion, a year-over-year increase of 24%. 2022 is the first year we have surpassed the milestone of generating $1 billion in net sales annually.
•
Gross margin was 53.8%, a year-over-year decrease of 117 basis points.
•
Our effective income tax rates were 23% and 5% in 2022 and 2021, respectively. The unusually low effective tax rate in 2021 primarily reflects excess tax benefits as a result of the exercise of non-qualified stock options.
•
Net income was $58.7 million, a year-over-year decrease of 41%, a comparison that was impacted by the lower gross margin referenced above, an increase in operating expenses that outpaced sales growth year-over-year and the meaningful differences in our effective tax rate.
•
Adjusted EBITDA was $90.2 million, a year-over-year decrease of 21%.
•
Diluted EPS was $0.79, a year-over-year decrease of 41%.

Additional Full Year 2022 Net Sales Commentary

•
REVOLVE segment net sales were $921.7 million, a year-over-year increase of 24%.
•
FWRD segment net sales were $179.7 million, a year-over-year increase of 23%.
•
Domestic net sales increased 26% year-over-year and international net sales increased 13% year-over-year.

Cash Flow and Balance Sheet Commentary

•
Net cash provided by operating activities was $23.4 million and free cash flow was $18.3 million for the year ended December 31, 2022, a decline of 62% and 70%, respectively. The decrease in both cash flow measures primarily reflects lower net income and working capital movements.
•
Balance sheet: Cash and cash equivalents as of December 31, 2022 grew to $234.7 million, an increase of $16.3 million, or 7%, from $218.5 million as of December 31, 2021. Our balance sheet as of December 31, 2022 remains debt free.
•
Inventory as of December 31, 2022 was $215.2 million, an increase of $1.9 million, or 1%, from September 30, 2022, and an increase of $44.0 million year-over-year, or 26%, from the inventory balance of $171.3 million as of December 31, 2021. We believe we are making progress in our efforts to balance our inventory within a dynamic operating environment, highlighted by a meaningful reduction in the spread between our inventory growth rate year-over-year and our net sales growth rate year-over-year in the fourth quarter of 2022 on a sequential quarter basis when compared to the third quarter of 2022.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 330-2454 within the United States or (240) 789-2714 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 3102771. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at http://investors.revolve.com. A replay of the conference call will be available online at http://investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing 1-800-770-2030 within the United States or 1-647-362-9199 outside the United States. The replay conference ID is 3102771.

Forward-Looking Statements

This press release contains ''forward-looking statements'' within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our ability to take market share and our inventory balance. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to economic conditions and their impact on consumer demand and our business, operating results and financial condition; the impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; supply chain challenges; inflation; Russia’s war against Ukraine; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent Quarterly Reports on Form 10-Q, and our Annual Report on Form 10-K for the year ended December 31, 2022, which we expect to file with the SEC on February 23, 2023. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other expense (income), net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Jennifer Walker

revolve@walkerdrawas.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$259,153	$239,805	$1,101,416	$891,390
Cost of sales	125,865	108,341	509,093	401,567
Gross profit	133,288	131,464	592,323	489,823
Operating expenses:
Fulfillment	8,532	5,870	31,804	21,322
Selling and distribution	45,389	38,036	190,419	133,506
Marketing	39,893	32,344	181,648	140,398
General and administrative	28,815	23,278	115,312	89,306
Total operating expenses	122,629	99,528	519,183	384,532
Income from operations	10,659	31,936	73,140	105,291
Other expense (income), net	293	224	(3,476)	563
Income before income taxes	10,366	31,712	76,616	104,728
Provision for income taxes	2,498	2,330	17,919	4,888
Net income	$7,868	$29,382	$58,697	$99,840
Earnings per share of Class A and Class B common stock:
Basic	$0.11	$0.40	$0.80	$1.38
Diluted	$0.11	$0.39	$0.79	$1.34
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	73,349	73,057	73,314	72,513
Diluted	74,286	74,834	74,520	74,547

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$234,724	$218,455
Accounts receivable, net	5,421	4,639
Inventory	215,224	171,259
Income taxes receivable	2,974	3,375
Prepaid expenses and other current assets	59,874	42,114
Total current assets	518,217	439,842
Property and equipment (net of accumulated depreciation of $13,081 and $9,347 as of December 31, 2022 and December 31, 2021, respectively)	8,934	8,946
Right-of-use lease assets	22,964	6,566
Intangible assets, net	1,600	1,212
Goodwill	2,042	2,042
Other assets	807	2,746
Deferred income taxes, net	24,754	19,059
Total assets	$579,318	$480,413
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$50,789	$54,345
Income taxes payable	229	—
Accrued expenses	38,266	33,899
Returns reserve	63,381	49,296
Current lease liabilities	5,844	3,766
Other current liabilities	22,577	18,916
Total current liabilities	181,086	160,222
Non-current lease liabilities	18,659	3,177
Total liabilities	199,745	163,399
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of December 31, 2022 and December 31, 2021; 40,766,510 and 40,276,417 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.	41	40
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of December 31, 2022 and December 31, 2021; 32,597,119 and 32,956,904 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.	33	33
Additional paid-in capital	110,338	103,590
Retained earnings	269,161	213,351
Total stockholders' equity	379,573	317,014
Total liabilities and stockholders’ equity	$579,318	$480,413

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2022	2021
Operating activities:
Net income	$58,697	$99,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,791	4,508
Equity-based compensation	5,862	4,786
Deferred income taxes, net	(5,695)	(5,245)
Changes in operating assets and liabilities:
Accounts receivable	(782)	(18)
Inventories	(43,965)	(75,987)
Income taxes receivable	401	7,314
Prepaid expenses and other current assets	(17,760)	(22,221)
Other assets	1,939	(2,246)
Accounts payable	(3,556)	15,008
Income taxes payable	229	(195)
Accrued expenses	4,367	9,166
Returns reserve	14,085	23,694
Right-of-use lease assets and current and non-current lease liabilities	1,162	(448)
Other current liabilities	3,661	4,357
Net cash provided by operating activities	23,436	62,313
Investing activities:
Purchases of property and equipment	(5,167)	(2,195)
Net cash used in investing activities	(5,167)	(2,195)
Financing activities:
Proceeds from the exercise of stock options, net	887	12,766
Net cash provided by financing activities	887	12,766
Effect of exchange rate changes on cash and cash equivalents	(2,887)	(442)
Net increase in cash and cash equivalents	16,269	72,442
Cash and cash equivalents, beginning of period	218,455	146,013
Cash and cash equivalents, end of period	$234,724	$218,455
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$23,031	$3,014
Operating leases	$5,858	$5,321
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$21,938	$1,440

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
Net sales	2022	2021	2022	2021
REVOLVE	$217,138	$199,972	$921,676	$745,127
FWRD	42,015	39,833	179,740	146,263
Total	$259,153	$239,805	$1,101,416	$891,390

Gross profit
REVOLVE	$116,445	$113,309	$514,585	$420,151
FWRD	16,843	18,155	77,738	69,672
Total	$133,288	$131,464	$592,323	$489,823

The following table lists net sales by geographic area (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
United States	$217,989	$199,121	$914,364	$726,292
Rest of the world	41,164	40,684	187,052	165,098
Total	$259,153	$239,805	$1,101,416	$891,390

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands, except average order value and percentages)
Gross margin	51.4%	54.8%	53.8%	55.0%
Adjusted EBITDA	$14,137	$34,176	$90,234	$114,585
Free cash flow	$(12,278)	$(6,525)	$18,269	$60,118
Active customers	2,340	1,840	2,340	1,840
Total orders placed	1,954	1,755	8,304	6,636
Average order value	$306	$292	$304	$271

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three months and year ended December 31, 2022 and 2021 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net income	$7,868	$29,382	$58,697	$99,840
Excluding:
Other expense (income), net	293	224	(3,476)	563
Provision for income taxes	2,498	2,330	17,919	4,888
Depreciation and amortization	1,272	1,118	4,791	4,508
Equity-based compensation	1,452	1,122	5,862	4,786
Non-routine items (1)	754	—	6,441	—
Adjusted EBITDA	$14,137	$34,176	$90,234	$114,585

(1)	Non-routine items in the three months and year ended December 31, 2022 primarily relate to an accrual for a then-pending legal matter that has since been resolved.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months and year ended December 31, 2022 and 2021 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net cash (used in) provided by operating activities	$(11,015)	$(6,098)	$23,436	$62,313
Purchases of property and equipment	(1,263)	(427)	(5,167)	(2,195)
Free cash flow	$(12,278)	$(6,525)	$18,269	$60,118

Net cash used in investing activities	$(1,263)	$(427)	$(5,167)	$(2,195)
Net cash provided by financing activities	$391	$3,318	$887	$12,766